CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
PROLINK HOLDINGS CORP.
INTO
AMALGAMATED TECHNOLOGIES, INC.
(Pursuant to Section 253 of the General Corporation Law of Delaware)
     Amalgamated Technologies, Inc., a Delaware corporation (the “Corporation”), does hereby certify:
     FIRST: That the Corporation is incorporated pursuant to the General Corporation Law of the State of Delaware.
     SECOND: That the Corporation owns all of the outstanding shares of each class of the capital stock of Prolink Holdings Corp., a Delaware corporation.
     THIRD: That the Corporation, by the following resolutions of its Board of Directors, duly adopted by unanimous written consent as of January 18, 2006, determined to merge Prolink Holdings Corp. into itself on the conditions set forth in such resolutions:
               RESOLVED, that the Corporation ratifies and affirms the formation of a subsidiary under the Delaware General Corporation Law to be named Prolink Holdings Corp. (the “Subsidiary”) and to be wholly-owned by the Corporation; and further
               RESOLVED, that the Corporation merge into itself the Subsidiary and assumes all of the liabilities and obligations of the Subsidiary; and further
               RESOLVED, that said merger shall become effective at such time as a Certificate of Ownership and Merger filed with the Secretary of State of Delaware is declared effective; and further
               RESOLVED, that upon effectiveness of said merger, the name of the Corporation shall be changed to ProLink Holdings Corp. and Article First of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) shall be amended to read as follows:
“FIRST: The name of the Corporation is ProLink Holdings Corp. (the “Corporation”).”
     ; and further

               RESOLVED, that except for the foregoing amendment to Article FIRST, the Certificate of Incorporation shall remain unchanged by the merger and in full force and effect until further amended in accordance with the Delaware General Corporation Law; and further
               RESOLVED, that the proper officers of the Corporation be, and each of them hereby is, authorized and directed to do and perform or cause to be done and performed all such other acts and things, and to make, execute and deliver, or cause to be made, executed and delivered, any and all such further agreements, undertakings, documents, instruments or certificates in the name or on behalf of the Corporation, as each such person may deem necessary or appropriate to effectuate or carry out fully the purpose and intent of the foregoing resolutions.
     FOURTH: That this certificate of ownership and merger shall not become effective until 12:01 a.m. Eastern Time on January 23, 2006.
     IN WITNESS WHEREOF, the undersigned has executed this certificate of ownership and merger, this 19th day of January, 2006.

AMALGAMATED TECHNOLOGIES, INC.

By:	/s/ Lawrence D. Bain

Lawrence D. Bain President and Chief Executive Officer